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                                                                     EXHIBIT 4.1

                            2000 STOCK OPTION PLAN OF
                  BROADBAND WIRELESS INTERNATIONAL CORPORATION


                                       1.
                              PURPOSES OF THE PLAN

         The purposes of this 2000 Stock Option Plan of BroadBand Wireless International Corporation (the "Plan"), a Nevada corporation (the "Company"), are to:

         o encourage selected officers, directors, employees and consultants to improve operations and increase profits of the Company or its Affiliates;

         o encourage selected officers and employees to accept or continue employment with the Company or its Affiliates; and

         o increase the interest of selected officers, directors, employees and consultants in the Company's welfare through participation in the growth in value of the common stock of the Company ("Common Stock").

         Options granted under this Plan ("Options") are nonqualified options which are not intended to satisfy the requirements for incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").


                                       2.
                                ELIGIBLE PERSONS

         Every person who at the date of grant of an Option is an employee or director of or consultant to the Company or any Affiliate (as defined below) including employees who are also officers or directors of the Company or of any Affiliate is eligible to receive Options under this Plan in the discretion of the "Option Committee" as that term is defined in Section 4.1; provided that bona fide services shall be rendered by consultants and advisors and such services shall not be in connection with the offer or sale of securities in a capital-raising transaction or directly or indirectly related to the promotion or maintenance of a market in the Company's securities. The term "Affiliate" as used in this Plan means a parent or subsidiary corporation as defined in the applicable provisions (currently Sections 424(e) and (f), respectively) of the Code.


                                       3.
                           STOCK SUBJECT TO THIS PLAN

         Subject to the provisions of Section 6.1.1 of this Plan, the maximum aggregate number of shares of stock which may be granted pursuant to this Plan is eight million (8,000,000) shares of Common Stock. Any shares unexercised shall become available again for grants under this Plan.



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                                       4.
                                 ADMINISTRATION

         4.1 OPTION COMMITTEE. This Plan shall be administered by the Board of Directors of the Company (the "Board") or by a committee of at least two Board members to which administration of the Plan is delegated (in either case, the "Option Committee"). No member of the Option Committee shall be liable for any decision, action, or omission respecting the Plan, any Options, or any Option shares.

         4.2 AUTHORITY OF THE OPTION COMMITTEE. Subject to the other provisions of this Plan, the Option Committee shall have the authority, in its discretion:

             (i)      to grant Options;


             (ii) to determine the fair market value of the Common Stock subject to Options;


             (iii)    to determine the exercise price of Options granted;

             (iv) to determine the persons to whom, and the time or times at which, Options shall be granted, and the number of shares subject to each Option;

             (v)      to interpret this Plan;

             (vi) to prescribe, amend, and rescind rules and regulations relating to this Plan;

             (vii) to determine the terms and provisions of each Option granted (which need not be identical), including but not limited to, the time or times at which Options shall be exercisable;

             (viii) with the consent of the optionee, to modify or amend any Option;

             (ix) to defer (with the consent of the optionee) or accelerate the exercise date or vesting of any Option;

             (x) to authorize any person to execute on behalf of the Company any instrument evidencing the grant of an Option; and

             (xi) to make all other determinations deemed necessary or advisable for the administration of this Plan.

The Option Committee may delegate nondiscretionary administrative duties related to this Plan to such employees of the Company as it deems proper.

         4.3 DETERMINATIONS FINAL. All questions of interpretation, implementation, and application of this Plan shall be determined by the Board or the Option Committee. Such determinations shall be final and binding on all persons.


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                                       5.
                      GRANTING OF OPTIONS: OPTION AGREEMENT

         5.1 FIVE-YEAR TERM. No Options shall be granted under this Plan after five (5) years from the date of adoption of this Plan by the Board. This Plan may be terminated earlier by the Option Committee in its discretion except with respect to any Options then outstanding under this Plan.

         5.2 OPTION AGREEMENT. Each Option shall be evidenced by a written stock option agreement, in form satisfactory to the Company, executed by the Company and the person to whom such Option is granted; provided, however, that the failure by the Company, the optionee, or both to execute such an agreement shall not invalidate the granting of any Option.

         5.3 GRANT TO PROSPECTIVE EMPLOYEES. The Option Committee may approve the grant of Options under this Plan to persons who are expected to become employees or directors of or consultants to the Company, but who are not employees, directors or consultants at the date of approval. In such cases, the Option shall be deemed granted, without further approval, on the date the optionee first performs services for the Company.


                                       6.
                         TERMS AND CONDITIONS OF OPTIONS

         6.1 TERMS AND CONDITIONS TO WHICH OPTIONS ARE SUBJECT. Options granted under this Plan shall be subject to the following terms and conditions:

         6.1.1 CHANGES IN CAPITAL STRUCTURE. The existence of outstanding Options shall not affect the Company's right to effect adjustments, recapitalizations, reorganizations, or other changes in its or any other corporation's capital structure or business, any merger or consolidation, any issuance of bonds, debentures, preferred, or prior preference stock ahead of or affecting Common Stock, the dissolution or liquidation of the Company's or any other corporation's assets or business or any other corporate act whether similar to the events described above or otherwise. Subject to Section 6.1.2, if the stock of the Company is changed by reason of a stock split, reverse stock split, stock dividend, recapitalization, or other event, or converted into or exchanged for other securities as a result of a merger, consolidation, reorganization, or other event, appropriate adjustments shall be made in the number and class of shares of stock subject to this Plan and each outstanding Option; provided, however, that the Company shall not be required to issue fractional shares as a result of any such adjustments. Each such adjustment shall be subject to approval by the Option Committee in its sole discretion, and may be made without regard to any resulting tax consequence to the optionee.

         6.1.2 CORPORATE TRANSACTIONS. In connection with:

               (i) any merger, consolidation, acquisition, separation, or reorganization in which more than 50% of the shares of the Company outstanding immediately before such event are converted into cash or into another security;

               (ii) any dissolution or liquidation of the Company or any partial liquidation involving 50% or more of the assets of the Company;

               (iii)  any sale of more than 50% of the Company's assets; or

               (iv)   any like occurrence in which the Company is involved;


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the Option Committee may, in its absolute discretion, do one or more of the following upon ten days' prior written notice to all optionees:

               (a) accelerate any vesting schedule to which an Option is subject;

               (b) cancel Options upon payment to each optionee in cash, with respect to each Option to the extent then exercisable, of any amount which, in the absolute discretion of the Option Committee, is determined to be equivalent to any excess of the market value (at the effective time of such event) of the consideration that such optionee would have received if the Option had been exercised before the effective time of such event over the exercise price of the Option;

               (c) shorten the period during which such Options are exercisable (provided they remain exercisable), to the extent otherwise exercisable, but not less then at least ten days after the date the notice is given); or

               (d) arrange that new option rights be substituted for the option rights granted under this Plan, or that the Company's obligations as to Options outstanding under this Plan be assumed, by an employer corporation other than the Company or by a parent or subsidiary of such employer corporation.

The actions described in this Section 6.1.2 may be taken without regard to any resulting tax consequence to the optionee.

         6.1.3 TIME OF OPTION EXERCISE. Subject to Section 6.1.11, Options granted under this Plan shall be exercisable at such times as are specified in the written stock option agreement relating to such Option; provided, however, so long as the optionee is a director or officer, as those terms are used in
Section 16 of the Exchange Act, such Option may not be exercisable, in whole or in part, at any time prior to the six-month anniversary of the date of the Option grant, unless the Option Committee determines that the foregoing provision is not necessary to comply with the provisions of Rule 16b-3. No Option shall be exercisable, however, until a written stock option agreement in form satisfactory to the Company is executed by the Company and the optionee. The Option Committee, in its absolute discretion, may later waive any limitations respecting the time at which an Option or any portion of an Option first becomes exercisable.

         6.1.4 OPTION GRANT DATE. Except as provided in Section 5.3 or as otherwise specified by the Option Committee, the date of grant of an Option under this Plan shall be the date as of which the Option Committee approves the grant.

         6.1.5 NONASSIGNABILITY OF OPTION RIGHTS. No Option granted under this Plan shall be assignable or otherwise transferable by the optionee except by will, by the laws of descent and distribution, or pursuant to a qualified domestic relations order. During the life of the optionee, an Option shall be exercisable only by the optionee; provided that if the optionee is subject to a "disability" (as determined in accordance with Section 22(e)(3) of the Code), the optionee, or the optionee's personal representative, may exercise the Option in accordance with the provisions of the stock option agreement; and provided further that in the event of the optionee's death, the optionee's estate or a legal representative thereof, may exercise the Option in accordance with the provisions of the stock option agreement.


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         6.1.6 PAYMENT. Except as provided below, payment in full shall be made for all stock purchased at the time written notice of exercise of an Option is given to the Company, and proceeds of any payment shall constitute general funds of the Company. Except as provided otherwise in the stock option agreement, payment shall be made in cash or by certified or personal check payable to the Company.

         6.1.7 TERMINATION OF OPTION. Unless determined otherwise by the Option Committee in its absolute discretion to the extent not already expired or exercised, every Option granted under this Plan shall terminate at the earlier of:

         (i) five (5) years after the date of grant, or such lesser period of time as set forth in the stock option agreement; or

         (ii) three months after termination of employment with the Company or any Affiliate; provided, that an Option shall be exercisable after the date of termination of employment only to the extent exercisable on the date of termination. Transfer of an optionee from the Company to an Affiliate or vice versa, or from one Affiliate to another, or a leave of absence due to sickness, military service, or other cause duly approved by the Company, shall not be deemed a termination of employment for purposes of this Plan. For the purpose of this Section 6.1.7, "employment" means engagement with the Company or any Affiliate of the Company as an employee, and does not include a director or a consultant.


         6.1.8 WITHHOLDING TAXES. At the time of the grant or exercise (as applicable) of an Option (or at such later time(s) as the Company may prescribe), the optionee shall remit to the Company in cash all (as determined by the Company in its sole discretion) federal and state withholding taxes that are required by law to be withheld by the Company as a result of the grant or exercise of such Option. If the optionee defaults in this payment, the optionee's Option shall terminate with respect to any unexercised Common Stock subject to the Option and the Company shall have the right to take legal action against the optionee to collect the amount due.


         6.1.9 OTHER PROVISIONS. Each Option granted under this Plan may contain such other terms, provisions, and conditions as may be determined by the Option Committee.

         6.1.10 DETERMINATION OF VALUE. For purposes of this Plan, the value of Common Stock of the Company shall be determined as follows:

         (i) If the stock of the Company is listed on any established stock exchange or a national market system, including without limitation the National Market System of the National Association of Securities Dealers Automated Quotation System, its fair market value shall be the closing sales price for such stock or the closing bid if no sale was reported, as quoted on such system or exchange (or the largest such exchange) for the date the value is to be determined (or if there is no sale for such date, then for the last preceding business day on which there was at least one sale), as reported in the Wall Street Journal.

         (ii) If the stock of the Company is regularly quoted by a recognized securities dealer but selling prices are not reported, its fair market value shall be the mean between the high bid and low asked prices for the stock on the date the value is to be determined (or if there is no quoted price for the date of grant, then for the last preceding business day on which there was a quoted price).

         (iii) If the stock of the Company is as described in Section 6.1.10(i) or (ii), but is restricted by law, contract, market conditions, or otherwise as to salability or


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                  transferability, its fair market value shall be as set forth in Section 6.1.10(i) or (ii), as appropriate, less, as determined by the Option Committee, an appropriate discount, based on the nature and terms of the restrictions.

         (iv) In the absence of an established market for the stock, the fair market value thereof shall be determined by the Option Committee, with reference to the Company's net worth, prospective earning power, dividend-paying capacity, and other relevant factors, including the goodwill of the Company, the economic outlook in the Company's industry, the Company's position in the industry and its management, and the values of stock of other corporations in the same or a similar line of business.

         6.1.11 EXERCISE PRICE. The exercise price of an Option shall be determined in the discretion of the Option Committee, but shall not be less than the par value of the Common Stock.

         6.1.12 COMPLIANCE WITH SECURITIES LAWS. The Company shall not be obligated to offer or sell any shares upon exercise of an Option unless the shares are at that time effectively registered or exempt from registration under the federal securities laws and the offer and sale of the shares are otherwise in compliance with all applicable state securities laws. The Company shall have no obligation to register the shares under the federal or state securities laws or take whatever other steps may be necessary to enable the shares to be offered and sold under federal or state securities laws. Upon exercising all or any portion of an Option, an optionee may be required to furnish representations or undertakings deemed appropriate by the Company to enable the offer and sale of the Option shares or subsequent transfers of any interest in the shares to comply with applicable securities laws. Stock certificates evidencing shares acquired upon exercise of Options shall bear any legend which the Company determines is required or useful for compliance with, applicable securities laws, this Plan, or the stock option agreement evidencing the Option.


                                       7.
                               MANNER OF EXERCISE

         7.1 NOTICE OF EXERCISE. An optionee wishing to exercise an Option shall give written notice to the Company at its principal executive office, to the attention of the officer of the Company designated by the Option Committee, accompanied by payment of the exercise price as provided in Section 6.1.6. The date the Company receives written notice of an exercise of an Option accompanied by payment of the exercise price and, if required, by payment of any federal or state withholding taxes required to be withheld by virtue of exercise of the Option will be considered as the date the Option was exercised.

         7.2 ISSUANCE OF CERTIFICATES. Promptly after receipt of written notice of exercise of an Option, the Company shall, without stock issue or transfer taxes to the optionee or other person entitled to exercise the Option, deliver to the optionee or such other person a certificate or certificates for the requisite number of shares of stock. Unless the Company specifies otherwise, an optionee or transferee of an optionee shall not have any privileges as a shareholder with respect to any stock covered by the Option until the date of issuance of a stock certificate. Subject to Section 6.1.1, no adjustment shall be made for dividends or other rights for which the record date is prior to the date the certificates are delivered.



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                                       8.
                             EMPLOYMENT RELATIONSHIP

Nothing in this Plan or any Option granted hereunder shall interfere with or limit in any way the right of the Company or of any of its Affiliates to terminate any optionee's relationship with the Company at any time, whether the optionee is an employee, a director or a consultant upon any optionee any right to continue in the employ of the Company or any of its Affiliates.


                                       9.
                               AMENDMENTS TO PLAN

The Board may amend this Plan at any time. Without the consent of an optionee, no amendment may affect outstanding Options except to conform this Plan and Options granted under this Plan to securities or tax laws relating to such Options. No amendment shall require shareholder approval unless the Board concludes that shareholder approval is advisable.


                                       10.
                              BOARD APPROVAL: TERM

The Board of Directors of the Company adopted this Plan as of November 29, 2000 as amended on April 17, 2000. This Plan shall terminate five (5) years after initial adoption by the Board unless terminated earlier by the Board. The Board may terminate this Plan without shareholder approval. No Options shall be granted after termination of this Plan, but termination shall not affect rights and obligations under then-outstanding Options.


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